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                          CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus and Statement of Additional Information constituting parts of this registration statement on Form N-14 (File No. 002-89729) of MAS Funds (the Registration Statement) of our report dated February 10, 1997, relating to the financial statements and financial highlights of the Small Cap Value Equity and Balanced Portfolios appearing in the December 31, 1996 Annual Report to Shareholders of Morgan Stanley Institutional Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading Financial Statements in the Proxy Statement/Prospectus.




/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036

January 6, 1998